RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made and entered into as of October 15, 2007 (the “Effective Date”), by and between Level 3 Communications, LLC (the “Company”) and Sunit S. Patel (the “Executive”).

WHEREAS, the Compensation Committee of Level 3 Communications, Inc. (the “Compensation Committee”) has determined to offer Executive the benefits described in this Agreement to provide an incentive to encourage Executive to remain in the employ of Company for a period of time sufficient for Company to hire a new Chief Financial Officer and to assure (i) Company will receive Executive’s continued dedication, (ii) the continued availability of Executive’s advice and counsel, and (iii) Executive’s assistance with the transition of his duties to a new Chief Financial Officer when hired by Company; and

WHEREAS, Executive has agreed to serve Company pursuant to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration for the promises and mutual covenants herein contained, it is hereby agreed by and between Company and Executive as follows:

1.            DEFINITIONS.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)       “Cause” shall mean (i) willful and intentional misconduct which is materially injurious to the reputation or business of Company or to any entity in control of, controlled by, or under common control with Company (an “Affiliate”); (ii) the conviction of, or plea of guilty or no contest to, a felony, or to any crime involving moral turpitude, fraud, theft, embezzlement or dishonesty which is materially injurious to the reputation or business of Company or any Affiliate; or (iii) Executive’s failure to substantially perform the material duties associated with his position as Group Vice President and Chief Financial Officer consistent with Executive’s past performance.

(b)       “Retention Term” shall mean the period of time from the Effective Date until the earlier to occur of (i) the termination by Company of Executive’s employment with Company, or (ii) March 15, 2008.

2.           EXECUTIVE COMPENSATION AND BENEFITS. In recognition of Executive’s agreement to continue employment with Company during the Retention Term as Group Vice President and Chief Financial Officer and to transition duties to a new Chief Financial Officer when hired by Company, and Executive’s agreement to abide by the other provisions of this Agreement, Executive shall be entitled to receive the compensation and benefits as described in this Section 2.

             A.              Retention Term. So long as Executive remains employed during the Retention Term, Executive shall be entitled to receive from Company the following compensation and benefits:

(i)        A base salary in the annualized amount of four hundred fifteen thousand dollars ($415,000) (the “Base Salary”), payable every two weeks in accordance with the pay periods established by Company, less withholding for federal and state taxes and less appropriate payroll deductions.

(ii)       Executive shall continue to receive awards of Restricted Stock Units (“RSUs”) in accordance with the terms of the Amended Master Deferred Issuance Stock Agreement between Executive and Level 3 Communications, Inc. dated as of April 1, 2007 (the “RSU Agreement”) and outperform stock appreciation rights (the “Cliff Vest OSOs”) in accordance with the OSO Master Award Agreement between Executive and Level 3 Communications, Inc. dated as of April 1, 2007 (the “Cliff Vest OSO Agreement”). The amount of all such awards shall be established by the Compensation Committee at levels substantially consistent with Company’s prior practice for the Chief Financial Officer. Executive acknowledges that he must be actively employed on the grant or award dates to be eligible to receive the RSU and Cliff Vest OSO awards. All of Executive’s RSUs, Cliff Vest OSO awards, and outperform stock options granted prior to the Effective Date (the “Prior OSOs” and together with the Cliff Vest OSOs, the “OSOs”) shall vest in accordance with the applicable terms of the RSU Agreement, the Cliff Vest OSO Agreement and the agreements with respect to the Prior OSOs (the “Prior OSO Agreements” and together with the “Cliff Vest OSO Agreement”, the “OSO Agreements”).

(iii)      Executive shall be eligible to participate in the group medical, dental, life insurance and 401(k) plans of Level 3 Communications, Inc., and all other benefit plans available to employees of Company, in each case subject to the standard costs, terms and conditions for participation in those plans.

(iv)      Executive agrees that any discretionary bonus amount determined by the Compensation Committee for calendar year 2007 shall only be paid to Executive as a severance benefit in accordance with the terms of Section 2.B. Executive further agrees that he will not be eligible for any bonus for calendar year 2008.

        B.              Benefits Upon Termination. If Executive remains employed with Company for the full duration of the Retention Term, provided Executive’s employment is not terminated by Company for Cause, and provided further that Executive otherwise substantially complies with the material terms of this Agreement, including the execution of a Separation Agreement as further described herein, Executive shall receive from Company the following severance benefits within ten (10) days after the date his employment with Company terminates:

                                (i)         The remaining unpaid amount of his Base Salary through March 15, 2008.

                                (ii)        An additional amount of four hundred fifteen thousand dollars ($415,000), equal to twelve (12) months’ Base Salary.

                                (iii)      The full amount of any discretionary bonus awarded to Executive for calendar year 2007, as such bonus amount is determined in the sole discretion of the Compensation Committee.

(iv)      Pursuant to the terms of the RSU Agreement, Executive has been granted through the Effective Date 440,016 RSUs, which remain restricted (“Existing RSUs”). Executive will continue to be eligible, to the extent that Executive is employed with Company on a future RSU award date during the Retention Term, to receive any additional RSUs awarded, the number of which is currently estimated to be approximately 29,436 RSUs, as such number may be adjusted in the sole discretion of the Compensation Committee in accordance with the terms of the RSU Agreement (“Future RSUs”). Notwithstanding the terms of the RSU Agreement, Company will accelerate the lapse of all remaining restrictions for the Existing RSUs and the Future RSUs to the last day of the Retention Term. Except as provided herein, Executive will not be entitled to any additional vesting under any of the Level 3 Communications, Inc. 1995 Stock Plan, Company’s or the Affiliates’ stock plans, stock option plans, or other benefit plans, including the OSO Agreements. In addition, this Agreement is not intended to nor shall it modify the expiration date of any award of OSOs or RSUs.

(v)       Executive shall be entitled to any rights be may have under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Company shall reimburse Executive for any premium for COBRA health, dental, and vision coverage paid by Executive (including coverage for Executive’s family) for a period of one (1) month after the end of the Retention Period, provided Executive submits to Company’s COBRA provider any required documentation.

Executive shall be eligible for the compensation and benefits set forth in this Section 2.B upon his execution of a Separation Agreement and General Release in the form attached hereto as Exhibit A (the “Separation Agreement”). Company may withhold from all payments, compensation or deliveries due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, Company is required to withhold therefrom.

         C.           Termination For Cause or Voluntary Termination by Executive. Prior to the end of the Retention Term, if Executive’s employment with Company is terminated by Company for Cause, or by Executive for any reason, Company shall have no further obligation to Executive and Executive shall not be entitled to any of the compensation or benefits set forth in Section 2.B; provided that if the basis for termination for Cause is under clause (i) or (iii) of the definition of Cause in Section 1, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a written notice that he has engaged in the conduct described in such clause (i) or (iii) and specifying the particulars thereof in detail, and Executive shall not have cured such conduct to the reasonable satisfaction of James Q. Crowe, Company’s Chief Executive Officer, within thirty (30) days after receipt of such notice.

                D.          Compliance With Code Section 409A. The compensation and benefits payable pursuant to this Section 2 are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance issued thereunder and shall be interpreted and administered in a manner consistent with that intent. However, to the extent any compensation and benefits payable under this Agreement are subject to and not otherwise exempt from Code Section 409A, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code as of the date of his separation from service with Company, no distribution of such compensation and benefits shall be made orcommence under this Agreement sooner than the date six months from Executive’s separation from service (or, if earlier, the date of the Executive’s death). In such case, any payments that were otherwise required to be made within such period shall be accumulated and paid in a single lump sum on the first day of the month immediately following the end of such period.

                E.           Termination Upon Death or Disability. If Executive’s employment with Company is terminated by reason of his death or Disability, Company shall provide Executive, or Executive’s estate as the case may be, the benefits set forth in Section 2.B. “Disability” means Executive’s incapacity due to physical or mental illness which renders Executive unable to perform his duties on a full-time basis for ninety (90) calendar days in the aggregate during the Retention Term. Any question as to the existence of any physical or mental illness referred to above to which Company and Executive cannot agree shall be determined by a qualified independent physician selected jointly by Company and Executive or, if Company and Executive cannot agree, a physician selected jointly by two physicians, one selected by Company and one selected by Executive. The determination of such a physician made in writing to Company and Executive shall be final and conclusive for purposes of this Agreement.

3.           NOT AN EMPLOYMENT CONTRACT. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on Company any obligation to retain the Executive as an employee and that this Agreement does not prevent Executive from terminating his employment. Executive understands and acknowledges that he is an employee at will and that either he or Company may terminate the employment relationship between them at any time and for any reason, provided that upon any such termination by Company, other than termination for Cause, Company shall remain obligated to provide Executive the benefits set forth in Section 2.B.

4.           NON-SOLICITATION AGREEMENT. During Executive’s employment with Company and continuing for the period set forth in the Separation Agreement, Executive shall comply with the provisions set forth in Section 7 of the Separation Agreement.

5.          RESIGNATION FROM OFFICER POSITIONS. Upon the termination of Executive’s employment with Company for any reason, Executive shall resign any officer position that Executive holds with Company and any Affiliate, such resignation to be on a form approved by Company’s Chief Legal Officer, or his designee.

6.          ACKNOWLEDGEMENTS RESPECTING RESTRICTIVE COVENANTS

               A.          No Adequate Remedy At Law. Executive acknowledges that it is impossible to measure in money the damages that will accrue to Company in the event that Executive breaches any of the restrictive covenants in this Agreement or the Separation Agreement, and that any such damages, in any event, would be inadequate and insufficient. Therefore, if Executive breaches any such restrictive covenant, Company and any of the Affiliates shall be entitled to an injunction restraining Executive from violating such restrictive covenant. If Company or any of the Affiliates shall institute any action or proceeding to enforce such a restrictive covenant, Executive hereby waives, and agrees not to assert in any such action or proceeding the claim or defense that Company or any of the Affiliates have an adequate remedy at law. In the event of a breach of any of such restrictive covenants, Executive agrees that, in addition to any injunctive relief, Company shall be entitled to any other appropriate legal or equitable remedy. Executive agrees that this Section 6 is reasonable, fair and equitable in light of his duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement and that it is necessary to protect the legitimate business interests of Company.

              B.         Construction. If any of the restrictions contained in this Agreement or the Separation Agreement are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, Executive and Company contemplate that the court shall revise such extent, duration, geographical scope or other provision, but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

7.           NONDISPARAGEMENT AND COOPERATION. During the Retention Term and for two (2) years thereafter, Executive will engage in no conduct and make no statements that are derogatory about or detrimental to Company or the Affiliates or any of their respective officers or employees; provided that the preceding shall not cover normal competitive statements that do not cite Executive’s employment by Company. During the Retention Term and for two (2) years thereafter, the Company will engage in no conduct and make no statements that are derogatory about or detrimental to Executive (for this purpose, “Company” shall mean only (i) the Company by press release or other formally released written announcement after the Effective Date and (ii) the Chief Executive Officer, Chief Operating Officer and Chief Legal Officer, and any member of Company’s Board of Directors, and not any other employees of Company). Notwithstanding the foregoing, (i) statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and (ii) statements made explaining why Company is seeking a new Chief Financial Officer, shall not be subject to this Section 7. Executive further agrees to cooperate with Company and the Affiliates, and their representatives in all pending and future claims, litigation, and/or legal or regulatory matters involving Company or its Affiliates and to otherwise reasonably assist Company and its Affiliates in such matters. In the event Company requests such cooperation and assistance, Company will reimburse Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is necessary), incurred in connection with any such cooperation and assistance; provided that (i) Executive shall not be required to make himself available for such purposes for more than three (3) days in any calendar month (unless required in connection with a court or regulatory proceeding), (ii) Company and Executive must mutually agree on which days Executive will make himself available, and (iii) Company shall pay in advance to Executive (a) all reasonably anticipated travel and other expenses, subject to subsequent submission of supporting documentation and, if applicable, the refund by Executive of any remaining balance of the advance after he has been reimbursed fully for the actual expenses incurred, and (b) a per diem, not accountable, of two thousand dollars ($2,000) per day.

8.           SUCCESSORS; BINDING AGREEMENT. The provisions of this Agreement shall be binding upon the surviving or resulting company in any merger, consolidation, recapitalization or similar corporate transaction or the person or entity to which all or substantially all of Company’s assets are transferred.

9.           NOTICE.

              A.          General. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

If to Executive:

To the most recent address set forth in the personnel records of Company;

If to Company:

Level 3 Communications, LLC

1025 Eldorado Boulevard

Broomfield, CO 80021

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               B.          Employment Termination. A written notice of Executive’s termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the date of termination.

10.           GOVERNING LAW; VALIDITY. The validity, interpretation, and enforcement of this Agreement shall be governed by the laws of the State of Colorado. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of Colorado (or, if appropriate, a federal court located within Colorado), and Company and Executive each consent to the jurisdiction of such a court. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

11.            WAIVER. Executive’s or Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

12.            ENTIRE AGREEMENT; NO AMENDMENT. This Agreement contains the entire agreement between the parties respecting the subject matter hereof and supersedes all prior oral or written communications and agreements between the parties relating to employment or payments in the event employment terminates. Neither this Agreement, nor any of its terms, may be changed, added to, amended, waived or varied except in writing signed by Executive and

Company (by an officer or other person other than Executive, which officer or person has been authorized to do so by the Board of Directors of Company).

13.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 15th day of October, 2007.

EXECUTIVE	LEVEL 3 COMMUNICATIONS, LLC

/s/ Sunit S. Patel	By: /s/ Thomas C. Stortz
Sunit S. Patel	Title: Executive Vice President

EXHIBIT A

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Sunit S. Patel (“EXECUTIVE”) and Level 3 Communications, LLC and its parent and affiliated companies (collectively referred to as “COMPANY”). In the event that EXECUTIVE signs and does not revoke this Agreement, it shall become effective and enforceable on the expiration date of the seven day revocation period referenced in paragraph 9 (the “Effective Date”).

Because COMPANY wants to recognize the service of EXECUTIVE and because EXECUTIVE and COMPANY wish to end the relationship without any disputes or differences following execution of this Agreement, and in consideration for the mutual promises contained herein, EXECUTIVE and COMPANY agree as follows:

1.         EXECUTIVE’S employment with COMPANY is terminated effective                           (“Termination Date”).

2.         If EXECUTIVE signs and does not revoke this Agreement, upon the expiration of the seven day revocation period in paragraph 11, COMPANY will pay to EXECUTIVE certain compensation and benefits (“Severance Pay”) as set forth in that certain Retention Agreement between EXECUTIVE and COMPANY dated October __, 2007 (“Retention Agreement”). COMPANY also will provide EXECUTIVE with outplacement services through Lee Hecht Harrison. The costs associated with these additional benefits shall be deemed separation pay that COMPANY has offered to EXECUTIVE freely and without obligation and in consideration for this Agreement.

3.         Except as provided herein and in the Retention Agreement, this Agreement shall expressly and unconditionally supersede and render void any and all claims, rights, title or interest in or with respect to any employee compensation, severance, commission payments, or benefit to which EXECUTIVE may have been entitled by virtue of his employment with COMPANY, excluding claims relating to social security, workers’ compensation or unemployment insurance benefits. EXECUTIVE agrees that it is a condition of this Agreement that he will satisfy fully any debt, loan or other financial obligation that EXECUTIVE has with COMPANY. COMPANY reserves the right to deduct any such debt, loan or other financial obligation from the Severance Pay.

4.         Except for claims to enforce this Agreement and the Retention Agreement, EXECUTIVE hereby releases and discharges COMPANY, its directors, officers, employees, agents or successors of and from any demands or claims, of whatever kind or nature, whether known or unknown, arising out of his employment with COMPANY, including, but not limited to, claims of breach of express or implied contract, promissory estoppel, detrimental reliance, wrongful discharge, infliction of emotional distress, claims under the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act of 1993, the WARN Act, or claims of discrimination under the Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities

Act of 1990, The Sarbanes Oxley Act of 2002, the Internal Revenue Code, or any other local, state or federal law or regulation, as of the date of this Agreement. EXECUTIVE specifically agrees and covenants not to sue COMPANY for any of the above-mentioned claims or any other claims related to his employment.

5.         EXECUTIVE agrees that the terms of this Agreement, and the proposal of and discussions relating to this Agreement, are and shall remain confidential as between the parties, unless, and to the extent, disclosure is required by law or to secure advice from a legal or tax advisor.

6.         EXECUTIVE affirms that

(i)       he has turned over to his manager any information in his custody that is (i) considered a COMPANY record; (ii) subject to a legal hold; or (iii) otherwise critical to the conduct of COMPANY business; and that he has not deleted, removed or altered and will not delete or otherwise remove or alter any data or configuration from any COMPANY equipment or system without prior written approval from his direct supervisor; and

(ii)       he has returned or will promptly return to COMPANY all COMPANY equipment, confidential information, and other materials and that he will not at any time, except as authorized by the President of COMPANY, for his own benefit or the benefit of any other person or entity, disclose or cause to be disclosed any information, materials, systems, procedures, processes, manuals, forms, customer or employee lists, business plans or other trade secrets or confidential information regarding COMPANY. EXECUTIVE further acknowledges and agrees that he continues to be bound by COMPANY’S Employee Invention and Confidential Information Agreement.

7.         EXECUTIVE agrees that, as part of his employment or association with COMPANY, EXECUTIVE has become familiar with the salary, pay scale, capabilities, experiences, skill and desires of COMPANY’S employees and consultants, and other confidential information of COMPANY. From the date of EXECUTIVE’S termination and until twelve (12) months thereafter, EXECUTIVE shall not, directly or indirectly, (i) recruit, solicit, hire, induce or attempt to induce any employee or consultant of COMPANY to leave the employ of or hire by COMPANY or in any way interfere with the relationship between COMPANY and any employee or consultant thereof, or (ii) use any confidential or proprietary COMPANY information to solicit, induce or attempt to induce any customer, supplier, licensee or other business relation of COMPANY to diminish, curtail, divert or cancel its business relationship with COMPANY or interfere with the relationship between any such customer, supplier, licensee or business relation and COMPANY. In addition, EXECUTIVE agrees that for a period of twelve (12) months following the Termination Date, EXECUTIVE will not, directly or indirectly, service, call on, solicit, divert or take away any current customer of COMPANY or potential customer of COMPANY with whom EXECUTIVE or EXECUTIVE’S supervisees had contact within the last twelve (12) months of EXECUTIVE’S employment with COMPANY. No provision of this Agreement or the Retention Agreement shall be deemed to prohibit Executive from seeking and accepting employment with any company in the telecommunications industry so long as EXECUTIVE complies with this paragraph 7.

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8.         This Agreement will not in any way be construed as an admission by COMPANY of a violation of any federal, state or local law or ordinance, or any enforceable right of EXECUTIVE, and COMPANY specifically denies any wrongdoing on its part, or on the part of its directors, employees or agents.

9.         This Separation Agreement and General Release and the Retention Agreement set forth the entire agreement between EXECUTIVE and COMPANY and may not be modified or canceled in any manner except in writing and signed by both parties. EXECUTIVE hereby acknowledges that COMPANY has made no representations or promises to EXECUTIVE other than those contained in this Agreement and the Retention Agreement. If any provision of this Agreement is found to be unenforceable, that provision will be enforced to the greatest extent permitted by law and all other provisions will remain fully enforceable. This Separation Agreement and General Release will be governed by Colorado law. Any action to enforce the terms of this Separation Agreement and General Release will brought exclusively in state or federal court located in Denver County, Colorado and EXECUTIVE and COMPANY consent to personal jurisdiction and venue in those courts.

EXECUTIVE is advised to consult with an attorney before executing this Agreement. EXECUTIVE acknowledges that this Agreement was offered to him on                    , and acknowledges further (a) that he will have up to seven (7) days following execution of this Agreement in which to revoke this Agreement by delivering written notice of such revocation to Lon Licata, Senior Vice President, Legal, 1025 Eldorado Boulevard, Broomfield, Colorado 80021, and that this Agreement will not become effective or enforceable until the expiration of this seven day revocation period; and (b) by entering into this Agreement, EXECUTIVE has read and understands the terms of this Agreement, that his signature below is truly voluntary, and that he has entered into this Agreement knowingly and willfully.

DATED this ______ day of _________, 200__.

___________________________________

Sunit S. Patel

Level 3 Communications, LLC

By:________________________________

Title:_______________________________

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